As filed with the Securities and Exchange Commission on May 16, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Denison Mines Corp.
(Exact name of registrant as specified in its charter)

Ontario, Canada	98-0622284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 – 40 University Avenue Toronto, Ontario Canada	M5J 1T1
(Address of Principal Executive Offices)	(Zip Code)

Amended & Restated Share Unit Plan
(Full title of the plan)

C T Corporation System
 28 Liberty Street
New York, NY 10005
 (Name and address of agent for service)
 (212) 894-8940
(Telephone number, including area code, of agent for service)

Copy to:

  David Cates
Amanda Willett
Denison Mines Corp.
1100 - 40 University Avenue
Toronto, Ontario M5J 1T1 Canada
Tel: (416) 979-1991

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act
☐

PART I.                      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.
Plan Information.*

Item 2.
Registrant Information and Employee Plan Annual Information.*

*The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428, and will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024 filed with the Commission on March 28, 2025 (File No. 001-33414).

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 40-F filed with the Commission on March 28, 2025, incorporated by reference herein pursuant to (a) above.

(c)
The description of the Registrant’s securities contained in the registration statement on Form 8-A filed with the Commission on April 18, 2007, including any amendment or report filed for the purposes of updating such description.

In addition, unless otherwise stated herein, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, any report furnished by the Registrant on Form 6-K shall be deemed to be incorporated by reference in the registration statement if and to the extent that such report on Form 6-K so provides.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in the registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of the registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the registration statement after the most recent effective date may modify or replace existing statements contained in the registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of the registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

              Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity (each of the foregoing, an “individual”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify such individual unless such individual had reasonable grounds for believing that such individual’s conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the condition in (i) above. Such individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity as described above, provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills the conditions in (i) and (ii) above.

The by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual pursuant to its by-laws as provided above unless the individual: (a) acted honestly and in good faith with a view to the best interests of the Registrant; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. To the extent required by the Business Corporations Act (Ontario) or applicable law, the by-laws of the Registrant provide it shall also indemnify such individuals.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits

The following exhibits are filed as part of this registration statement:

Number	Description
4.1	Amended and Restated Share Unit Plan (adopted by the shareholders on May 12, 2025)
5.1	Opinion of Blake, Cassels & Graydon LLP
23.1	Consent of Blake, Cassels & Graydon (included in the Opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Powers of Attorney (included on the signature pages to this registration statement)
107.1	Filing Fee Table

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on May 16, 2025.

DENISON MINES CORP.
(Registrant)

By:	/s/ David Cates
David Cates President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Cates and Elizabeth Sidle, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on May 16, 2025.

Signature	Title
/s/ David Cates David Cates	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Elizabeth Sidle Elizabeth Sidle	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
Jinsu Baik	Director
Ken Hartwick	Director
/s/ David Neuburger David Neuburger	Director
Laurie Sterritt	Director
/s/ Jennifer Traub Jennifer Traub	Chair of the Board of Directors
/s/ Patricia Volker Patricia M. Volker	Director
/s/ Wes Carson Wes Carson	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Denison Mines Corp. in the United States, in the City of Newark, State of Delaware, on May 16, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director